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                                                                   EXHIBIT 10.1


                      EXECUTIVE CHANGE OF CONTROL AGREEMENT

                                October 15, 2002



Scott C. Grout                                     EXECUTIVE
5227 Lincolnshire
Dallas, TX 75287

RadiSys Corporation                                THE COMPANY
an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, Oregon 97124


        In order to induce Executive to become an employee of the Company, this Executive Change of Control Agreement (this "Agreement") sets forth the severance benefits that Company will provide to Executive in the event Executive's employment by Company is terminated under the circumstances described in this Agreement.

        1. EMPLOYMENT RELATIONSHIP. Executive will be employed by the Company as President and Chief Executive Officer. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

        2. RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as EXHIBIT A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to the Company within the later of (a) 21 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.

        3. COMPENSATION UPON TERMINATION FOLLOWING A CHANGE OF CONTROL; NONCOMPETITION. In the event of a Termination of Executive's Employment (as defined in Section 6.1) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), within 12 months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three months preceding a Change of Control, and contingent upon Executive's execution of the Release of Claims without revocation, compliance with Section 8, and, with respect to the Remaining Payments (as defined below), continued compliance with the provisions of Section 3.1(a), Executive shall be entitled to the following benefits:

           3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive a total amount in cash equal to 12 months of Executive's annual base pay at the rate in effect immediately prior to the date of termination (the "Base Severance"), payable as follows: (a) 25% of the Base Severance (the "First Payment") will be paid in a single payment after employment has ended and eight


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days have passed following execution of the Release of Claims without revocation, and (b) the remaining 75% of the Base Severance (the "Remaining Payments") will be paid in periodic payments on regular paydays over twelve months beginning on the first regular payday following payment of the First Payment. Payment of the Remaining Payments is subject to the following restrictions:

               (a) During the period of the Remaining Payments, Executive agrees that Executive will not individually, and will not serve as or become a director, officer, partner, limited partner, employee, agent, representative, material stockholder (greater than ten percent (10%) of a company's outstanding shares), creditor, or consultant of or to, or serve in any other capacity with any business worldwide which shall in any manner:

                   (i) Engage or prepare to engage in any business which competes directly with the Company; or

                   (ii) Solicit, hire or otherwise assist in any effort that attempts to employ or otherwise utilize the services of any employee of the Company.

For purposes of subclause (i), any company named as a competitor in the "Competition" section of the Company's most recent Annual Report on Form 10-K will be deemed to be engaged in a business which competes directly with the Company; provided however, if a company so named as a competitor had revenues in its last fiscal year in excess of five times the Company's revenues in its last fiscal year, and only a division or business unit representing less than half of such competitor's revenues is engaged in a business which competes directly with the Company, only such division or business unit shall be deemed to be a competitor for purposes of subclause (i).

               (b) Executive acknowledges and agrees that the time, scope, worldwide geographic area, and other provisions of this Section 3.1 and its subparts are reasonable under the circumstances. Executive further agrees that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Section 3.1 and its subparts are unenforceable for any reason, the maximum restrictions of time, scope, or geographic area reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable.

           3.2 Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA. The Company will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of 12 months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under Section 3.1, for such COBRA continuation coverage or for any other purpose.


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           3.3 All stock options granted to the Executive under the Company's
1995 Stock Incentive Plan or any other equity plan shall become immediately exercisable in full in accordance with the applicable provisions of the relevant option agreement and plan (the "Acceleration"), and such stock options that are not Incentive Stock Options under the Internal Revenue Code or 1986, as amended ("IRC"), shall also be amended to permit the Executive to exercise such stock options for a period of 90 days after the effective date of the Executive's termination.

           3.4 Notwithstanding any other provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the payments (including the monetary value of any non-cash benefits and the Acceleration) otherwise payable pursuant to this Agreement (the "Specified Benefits"), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The "Capped Benefit" equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a "parachute payment" as defined in IRC Section 280G(b)(2) or any successor provision. In determining the "Capped Benefit," unless Executive directs otherwise in writing, the first reductions in the Specified Benefits shall be to the Acceleration. In the event that the Acceleration is to be reduced, such Acceleration shall be cancelled in the reverse order of the date of grant of Executive's stock options unless Executive elects in writing a different order for cancellation. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits there shall be taken into account any excise tax that would be imposed under IRC Section 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the benefits are to be paid or such lower rate as Executive advises the Company in writing is applicable to Executive. The independent public accounting firm serving as the Company's auditing firm immediately prior to the effective date of the Change of Control (the "Accountants") shall make in writing in good faith all calculations and determinations under this section, including the assumptions to be used in arriving at such calculations and determinations and the manner and amount of any reduction in the Specified Benefits. For purposes of making the calculations and determinations under this section, the Accountants may make reasonable assumptions and approximations concerning the application of IRC Section 280G and IRC Section 4999. Executive shall furnish to the Accountants and the Company such information and documents as the Accountants or the Company may reasonably request to make the calculations and determinations under this section The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

        4. WITHHOLDING; SUBSEQUENT EMPLOYMENT.

           4.1 WITHHOLDING. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

           4.2 OFFSET. Except as provided in Section 3.1 and its subparts, the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery



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by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

        5. OTHER AGREEMENTS. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

        6. DEFINITIONS.

           6.1 TERMINATION OF EXECUTIVE'S EMPLOYMENT. Termination of Executive's Employment means that the Company has terminated Executive's employment with the Company (including any subsidiary of the Company). Termination of Executive's Employment shall also include termination by Executive by written notice to the Company also for "Good Reason" based on:

               (a) a significant reduction by the Company or the surviving company in Executive's base pay as in effect immediately prior to the Change of Control, other than a salary reduction that is part of a general salary reduction affecting employees generally;

               (b) a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

               (c) The Company or the surviving company requires Executive to be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

               (d) The assignment of Executive to a different title, job or responsibilities that results in a material decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive's level of responsibility for the Company's operations prior to the Change of Control; provided, that Good Reason shall not exist if Executive continues to have substantially the same or a greater general level of responsibility with respect to the former operations of the Company after the Change of Control as Executive had prior to the Change of Control even if the former such operations are a subsidiary or division of the surviving company.


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           6.2 CAUSE. Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board of Directors or the Company believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

           6.3 CHANGE OF CONTROL. A Change of Control shall mean that one of the following events has taken place:

               (a) The shareholders of the Company approve one of the following:

                   (i) Any merger or statutory plan of exchange involving the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or

                   (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

               (b) A tender or exchange offer, other than one made by the Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

               (c) The Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which


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results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

           6.4 DISABILITY. "Disability" means Executive's absence from Executive's full-time duties with the Company for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive's duties. This Agreement does not apply if the Executive is terminated due to Disability.

        7. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

        8. RESIGNATION OF CORPORATE OFFICES; REASONABLE ASSISTANCE. Executive will resign Executive's office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such as a representative of the Company at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive's area of expertise, provided that the Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.

        9. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon

        10. AMENDMENT. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.



RADISYS CORPORATION



By: /s/ C. Scott Gibson                        /s/ Scott C. Grout
    --------------------------------           --------------------------------
    C. Scott Gibson                            Scott C. Grout
    Chairman of the Board



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                                    EXHIBIT A
                                RELEASE OF CLAIMS


1. PARTIES.

        The parties to Release of Claims (hereinafter "Release") are _____________ and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

        1.1 EXECUTIVE.

           For the purposes of this Release, "Executive" means
_____________________ and his or her attorneys, heirs, executors, administrators, assigns, and spouse.

        1.2 THE COMPANY.

           For purposes of this Release the "Company" means RadiSys Corporation, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2. BACKGROUND AND PURPOSE.

           Executive was employed by Company. Executive's employment is ending effective __________ under the conditions described in Section 3 of the Executive Change of Control Agreement ("Agreement").

           The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3. RELEASE.

        Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues. Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this



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Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

        3.1 RESERVATIONS OF RIGHTS.

           This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

        3.2 NO ADMISSION OF LIABILITY.

           It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

4. CONSIDERATION TO EXECUTIVE.

        After receipt of this Release signed by Executive, and the expiration of the seven-day revocation period provided by the Older Workers Benefit Protection Act without Executive's revocation, Company shall pay the Executive the severance benefits as provided in Section 3 of the Agreement.

5. NO DISPARAGEMENT.

        Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.



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6. CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION

           Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive's Employee Agreement with Company and any paragraph(s) therein. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7. SCOPE OF RELEASE.

           The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

8. OPPORTUNITY FOR ADVICE OF COUNSEL.

           Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

9. ENTIRE RELEASE.

           This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in paragraph 3, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.


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10. SEVERABILITY.

           Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

11. PARTIES MAY ENFORCE RELEASE.

           Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12. COSTS AND ATTORNEY'S FEES.

           In the event of any administrative or civil action to enforce the provisions of this Release, the Company shall pay Executive's reasonable attorneys' fees through trial and/or on appeal.

13. ACKNOWLEDGMENT.

           Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.



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14. REVOCATION.

           As provided by the Older Workers Benefit Protection Act, Executive is entitled to have twenty-one (21) days to consider this Release. For a period of seven (7) days from execution of this Release, Executive may revoke this Release. Upon receipt of Executive's signed Release and the end of the revocation period, payment by Company as described in paragraph 4 above will be forwarded by mail in a timely manner as provided herein.



_________________________________              Dated: ___________ _____, ______
[Name of Executive]


STATE OF OREGON              )
                             ) ss.
County of ___________________)


        Personally appeared the above named ________________________________ and acknowledged the foregoing instrument to be his or her voluntary act and deed.

                  Before me:


                                       _________________________________________
                                       Notary Public for _______________________
                                       My commission expires: __________________


COMPANY


By:_________________________________              Dated: _______________________


Its:________________________________
    On Behalf of "Company"



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